ALLBIRDS REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Second Quarter 2022 Net Revenue of $78.2 Million, Up 15% from Q2 2021,
At the Upper End of Guidance Target and Driven by
Strong 21% Net Revenue Growth in the United States

Provides Third Quarter 2022 Outlook; Updates Full Year Guidance Target

SAN FRANCISCO, Calif., August 8, 2022 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today reported financial results for the second quarter of 2022 ended June 30, 2022.

Second Quarter Highlights

•Net revenue increased 15% to $78.2 million compared to 2021 and increased 55% compared to 2020.
•Net revenue in the United States grew 21% to $59.3M compared to 2021.
•U.S. physical retail channel sales grew nearly 120% compared to 2021; opened five stores in the United States during the quarter and nine since the end of 2021, ending the period with 32 locations in the United States. Opened two stores outside of the United States during the quarter, ending the period with 14 locations internationally and 46 stores overall.
•Gross profit decreased 26.1% to $28.2 million compared to 2021, and gross margin was 36.1% compared to 56.1% in 2021.
•Adjusted gross profit, which excludes a non-cash charge of $11.6 million primarily related to the non-recurring write-down of certain first-generation apparel inventory, increased 4.5% to $39.8 million compared to 2021, and adjusted gross margin was 51.0% compared to 56.1% in 2021.
•GAAP net loss of $29.4 million, or $0.20 per basic and diluted share.
•Adjusted net loss of $18.1 million, or $0.12 per basic and diluted share.
•Adjusted EBITDA loss of $9.2 million, ahead of financial guidance targets.
•Announces Simplification Initiatives that are expected to generate annualized SG&A expense savings of $13 million to $15 million beginning in 2023 and significant cost of revenue savings in future years. As part of these initiatives, we expect to incur non-recurring costs of $18 million to $24 million.
•Successfully launched the Tree Flyer, Allbirds’s third performance running shoe. Performance footwear sales now represent 24% of net revenue.
•Introduced a new materials platform, SwiftFoamTM, a bio-based Pebax® made with castor beans featuring an estimated 20% lower carbon footprint than petroleum-based synthetic alternatives.

“I am proud of our strong second quarter performance in which we achieved our revenue expectations and exceeded our adjusted EBITDA expectations, while continuing to take market share,” said Joey Zwillinger, co-Founder and Co-CEO. “During the quarter, Allbirds surpassed $1 billion in lifetime net revenue, which is a significant achievement for a still young brand and testament to the incredibly hard work and unwavering commitment of our teams. This quarter also saw the successful launch of another Allbirds high performance running shoe—the Tree Flyer—using our revolutionary new SwiftFoamTM technology. Our push into performance is paying off with performance footwear growing to 24% of our net revenue in the quarter and we see room for further growth ahead.”

“Our data-rich business model allows us to quickly identify changes in consumer behavior. Our teams were quick to detect the broader slowdown in U.S. consumer discretionary spending in the back half of June, and responded with agility. As we continue to navigate this difficult environment, we have implemented Simplification Initiatives designed to generate cost of goods savings, streamline workflows, and lower operating costs. The savings generated from these initiatives will allow us to continue to invest in our brand, our products, our customers, and our Flock, setting us up to continue to take share and keeping us on track to achieve our medium-term targets.”

Q2 2022 Financial and Operating Highlights

Q2 Financial & Operating Highlights:

21%
increase in United States net revenue YoY

Performance footwear sales now represent **24%** of net revenue

Achieved **$1B** in lifetime net revenue

Launched **SwiftFoam™** material innovation

20% lower carbon footprint than petroleum-based synthetic alternatives

Strong Year-Over-Year Growth in the United States

Second Quarter Operating Results
Net revenue in the second quarter of 2022 increased 15% to $78.2 million compared to $67.9 million in the second quarter of 2021 and increased 55% compared to the second quarter of 2020. This increase is equally attributable to an increase in the number of orders and average order value, which was in turn driven by higher average units per order and price increases on existing products. This was partially offset by unfavorable foreign exchange rates that had an estimated 265 bps negative impact on net revenue. In the United States, where net revenue increased 21% to $59.3 million compared to the second quarter of 2021, retail store performance was the primary driver. International net revenue was flat at $18.9 million compared to the second quarter of 2021, as the business was negatively impacted by external headwinds, including COVID-19 restrictions in China, the crisis in Ukraine, and unfavorable foreign exchange rates that had an estimated 945 bps negative impact.

Gross profit in the second quarter of 2022 totaled $28.2 million compared to $38.1 million in the second quarter of 2021, and gross margin declined to 36.1% compared to 56.1% in the second quarter of 2021. The decreases in gross profit and gross margin primarily reflect a non-cash write-down of inventory primarily related to certain first-generation apparel products, higher distribution center and logistics costs, lower mix of international sales, and unfavorable foreign exchange rates, partially offset by favorable mix shift to physical retail and higher margin products, as well as improved pricing. Excluding the impact of the non-recurring inventory write-down, adjusted gross profit in the second quarter of 2022 increased 4.5% to $39.8 million compared to the second quarter of 2021, and adjusted gross margin was 51.0% compared to 56.1% in the second quarter of 2021.

Selling, general, and administrative expense (SG&A) in the second quarter of 2022 was $41.7 million, or 53.4% of revenue, compared to $29.0 million, or 42.7% of revenue, in the second quarter of 2021. The year-over-year increase is primarily attributable to expenses for the opening of seven new stores during the period and operational expenses for 19 additional stores opened since the second quarter of 2021, increased headcount, and recurring public company operating costs.

Marketing expense in the second quarter of 2022 totaled $15.8 million compared to $13.3 million and increased as a percentage of revenue to 20.2% from 19.6% a year ago. The increase in marketing expense as a percentage of revenue is primarily due to increased marketing spend in our digital channels.

GAAP net loss in the second quarter of 2022 was $29.4 million compared to $7.6 million in the second quarter of 2021, and net loss margin was 37.6% compared to 11.2% in the second quarter of 2021.

Adjusted EBITDA in the second quarter of 2022 was a loss of $9.2 million compared to earnings of $1.1 million in the second quarter of 2021, and adjusted EBITDA margin declined to (11.8)% compared to 1.6% in the second quarter of 2021.

Six Month Operating Results

Net revenue in the first half of 2022 increased 20% to $140.9 million compared to $117.5 million in the first half of 2021 and increased 52% compared to the first half of 2020. This is equally attributable to an increase in the number of orders and an increase in average order value, which was in turn driven by increased average units per order and price increases of existing products. This was partially offset by unfavorable foreign exchange rates that had an estimated 200 bps negative impact on net revenue. In the United States, where net revenue increased 27% to $108.2 million compared to the first half of 2021, retail store performance was the primary driver. International net revenue was flat at $32.7 million compared to the first half of 2021, as the business was negatively impacted by external headwinds, including COVID-19 restrictions in China, the crisis in Ukraine in Europe, and unfavorable foreign exchange rates that had an estimated 730 bps negative impact.

Gross profit in the first half of 2022 totaled $60.8 million compared to $63.9 million in the first half of 2021, while gross margin declined to 43.1% in the first half of 2022 versus 54.4% in the same period in the prior year. The decreases in gross profit and gross margin primarily reflect a non-cash write-down of inventory, higher distribution center and logistics costs, lower mix of international sales, and unfavorable foreign exchange rates, partially offset by favorable mix shift to physical retail and higher margin products, as well as improved pricing. Excluding the impact of the non-recurring inventory write-down, year-to-date adjusted gross profit increased 13.3% to $72.4 million compared to the same period in 2021, and adjusted gross margin was 51.4% compared to 54.4% for the first half of 2021.

SG&A in the first half of 2022 was $80.5 million, or 57.1% of revenue, compared to $52.5 million, or 44.7% of revenue, in the first half of 2021, with the increase primarily driven by expenses for the opening of 11 new stores during the period and continued operational expenses for 19 additional stores opened since the second quarter of 2021, increased headcount, and recurring public company operating costs.

Marketing expense in the first half of 2022 totaled $29.6 million versus $26.0 million compared to the first half of 2021 and improved as a percentage of revenue to 21.0% from 22.1% a year ago, due to improvements in marketing efficiency.

Net loss in the first half of 2022 was $51.2 million compared to $21.1 million in the first half of 2021, and net loss margin was 36.4% compared to 18.0% in the first half of 2021.

Adjusted EBITDA loss in the first half of 2022 was $21.4 million compared to a loss of $5.8 million in the first half of 2021, and adjusted EBITDA margin declined to (15.2)% compared to (4.9)% for the first half of 2021.

Simplification Initiatives

Allbirds announces the implementation of Simplification Initiatives designed to generate cost of revenue savings, streamline workflows, and lower operating costs.
•Supply chain cost and carbon reduction:
◦Reducing logistics costs in the United States by transitioning to automated distribution centers and a dedicated returns processor.

◦Taking steps to optimize inventory and accelerate logistics cost savings.
◦Accelerating scaling of our manufacturing base to reduce product carbon footprints and product costs over time.
•Streamlined corporate operating structure:
◦Dramatically slowed the pace of corporate new hires and backfills for departing employees and reduced the global corporate workforce by approximately 8%.
◦Other corporate SG&A projects, including reducing corporate office space to reflect a new hybrid working environment.

Balance Sheet Highlights

Allbirds ended the quarter with $207 million of cash and cash equivalents and $40 million available under its revolving credit agreement. Inventories totaled $122 million, an increase of 14.4% compared to $107 million at the end of 2021 and an increase of 3.2% compared to March 31, 2022. The increase is attributable to a combination of higher in-transit inventory as a result of extended lead times from ongoing supply chain disruptions as well as the impact of higher inbound freight costs, partially offset by a write-down of inventory primarily related to certain first-generation apparel products.

Updated 2022 Financial & Carbon Footprint Reduction Guidance Targets

Allbirds is providing the following guidance targets for full year 2022 to reflect external headwinds and the dynamic demand environment. The following targets exclude any non-recurring revenue and costs associated with our newly announced Simplification Initiatives:

•Adjusted net revenue1 of $305 million to $315 million, representing growth in the range of 10% to 14%, including an estimated FX impact of 275-350 bps, versus fiscal 2021.
•Adjusted gross profit1 of $150.0 million to $157.5 million, which at the midpoint of our adjusted net revenue and adjusted gross profit targets represents a gross margin of 49.6%.
•Adjusted EBITDA1 loss of $42.5 million to $37.5 million, including an estimated $8 million of recurring public company costs.
•Carbon footprint reduction target of 6% against our 2021 baseline for our top 10 products, aligned with our Allbirds Flight Plan to reduce by 50% by the end of 2025 and 95% by 2030.

Allbirds is providing the following financial guidance targets for the third quarter of 2022, which also exclude any non-recurring revenue and costs associated with our newly announced Simplification Initiatives:

•Adjusted net revenue1 of $65 million to $70 million, representing growth in the range of 4% to 12% versus the third quarter of fiscal 2021.
•Adjusted EBITDA1 loss of $17.5 million to $15.5 million, including an estimated $2 million of recurring public company costs.

1 Please see the reconciliation of non-GAAP financial measures to the most comparable GAAP financial measure in the section titled “Non-GAAP Financial Measures” below.

Full Year 2022 Guidance

Updated 2022 Guidance

Adjusted net revenue of

$305M - $315M

Adjusted gross profit of

$150M - $157.5M

Adjusted EBITDA of

$(42.5M) - $(37.5M)

6%

carbon footprint reduction per unit*

*For our top 10 products, aligned with our 'Allbirds Flight Plan' to reduce carbon dioxide-equivalent emissions by 50% by the end of 2025 and 95% by 2030

Updates Guidance Targets to Reflect External Headwinds

Mike Bufano, Chief Financial Officer, stated, “We delivered solid second quarter performance with net revenue growth of 15%, in-line with our guidance targets, strong growth of 21% in the United States, and adjusted EBITDA above our guidance target range. Our ability to deliver those results against the backdrop of a dynamic operating environment shows us that our underlying competitive advantages remain intact. We anticipate that the external headwinds pressuring consumer spending in the United States will persist in the back half of 2022. As a result, we continue to take a cautious outlook in our updated 2022 guidance targets.

“In this operating environment, we are focused on controlling what we can control and have implemented a series of Simplification Initiatives focused on automating and expanding our supply chain and streamlining our operating structure. These Simplification Initiatives are expected to generate annualized SG&A expense savings of $13 million to $15 million beginning in 2023 and significant cost of revenue savings in future years. We will reinvest some of these savings into building brand momentum through product innovation, marketing, retail stores, and marquee third party partnerships. We are confident that these investments in the customer, coupled with our Simplification Initiatives, will help us navigate this consumer slowdown and position us for accelerated profitable growth when the headwinds pass.”

Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, August 8, 2022. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Headquartered in San Francisco, Allbirds (NASDAQ: BIRD) is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on the planet. The Allbirds story began with superfine New Zealand merino wool and has since evolved to include a eucalyptus tree fiber knit fabric and a sugarcane-based EVA foam (SweetFoam®). Allbirds serves customers across 36 countries through 50 Allbirds stores and its e-commerce website, www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our financial outlook and guidance targets, medium-term financial targets, market position, future results of operations, financial condition, business strategy and plans, reducing the carbon footprint of our products, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: (1) economic uncertainty in our key markets; (2) the impact of the COVID-19 pandemic; (3) the strength of our brand; (4) our net losses since inception; (5) our ability to successfully implement our simplification initiatives and achieve the intended cost savings; (6) the competitive marketplace; (7) our reliance on technical and materials innovation; (8) our use of sustainable materials and environmentally friendly manufacturing processes and supply chain practices; (9) our ability to attract new customers and increase sales to existing customers; (10) the impact of climate change and government and investor focus on sustainability issues; (11) our ability to anticipate product trends and consumer preferences; and (12) our ability to forecast consumer demand.

Further information on these risks and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and future reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Use of Non-GAAP Financial Measures

This press release and accompanying financial tables include references to adjusted net revenue, adjusted gross profit, adjusted gross margin, adjusted net loss, adjusted net loss per share, adjusted EBITDA, and adjusted EBITDA margin, which are non-GAAP financial measures. We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. These adjusted financial measures should not be considered as alternatives to any measures of financial performance calculated and presented in accordance with GAAP.

Adjusted net revenue is defined as net revenue before the impact of any non-recurring revenue from end of life inventory liquidation.

Adjusted gross profit is defined as net revenue minus cost of revenue before the impact of any non-recurring revenue or expenses from end of life inventory liquidation, including the impact of the non-recurring inventory write-down recognized in the second quarter of 2022.

Adjusted gross margin is defined as adjusted gross profit divided by net revenue.

Adjusted net loss is defined as net loss before the impact of the non-recurring inventory write-down recognized in the second quarter of 2022 and further adjusted for estimated income tax on such adjusted items.

Adjusted net loss per share is defined as adjusted net loss divided by weighted average shares outstanding attributable to common stockholders.

Adjusted EBITDA is defined as net loss before stock-based compensation expense, including common stock warrant expense, depreciation and amortization, non-recurring simplification initiatives (consisting of inventory write-downs, employee-related expenses, reducing office space, and other projects), other income or expense (consisting of non-cash changes in the fair value of our equity investments, non-cash gains or losses on foreign currency, non-cash gains or losses on sales of property and equipment, and non-cash changes in fair value of our preferred stock warrant liability), interest expense, and income tax provision.

Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.

Other companies, including companies in our industry, may calculate these adjusted financial measures differently, which reduces their usefulness as comparative measures. Because of these limitations, we consider, and investors should consider, these adjusted financial measures together with other operating and financial performance measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty: (i) the timing of non-recurring revenue and cost associated with the sale of certain end of life inventory that is excluded in calculating adjusted net revenue and adjusted gross profit, and (ii) certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP. We have provided a reconciliation of GAAP to non-GAAP financial measures in the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for our second quarter 2022 and 2021 results included in this press release.

Investor Relations:

Katina Metzidakis
ir@allbirds.com
Media Contact:

press@allbirds.com

Allbirds, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$78,174	$67,905	$140,937	$117,542
Cost of revenue	49,983	29,783	80,143	53,594
Gross profit	28,191	38,122	60,794	63,948
Operating expense:
Selling, general, and administrative expense	41,707	28,996	80,462	52,532
Marketing expense	15,813	13,295	29,640	26,013
Total operating expense	57,520	42,291	110,102	78,545
Loss from operations	(29,329)	(4,169)	(49,308)	(14,597)
Interest expense	(35)	(36)	(72)	(87)
Other income (expense)	338	(3,289)	238	(5,980)
Loss before provision for income taxes	(29,026)	(7,494)	(49,142)	(20,664)
Income tax provision	(342)	(112)	(2,105)	(464)
Net loss	$(29,368)	$(7,606)	$(51,247)	$(21,128)
Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(3,398)	1,601	(4,072)	(330)
Total comprehensive loss	$(32,766)	$(6,005)	$(55,319)	$(21,458)

Per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(0.14)	$(0.35)	$(0.39)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	148,646,906	54,408,308	148,088,555	54,152,022

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	63.9%	43.9%	56.9%	45.6%
Gross profit	36.1%	56.1%	43.1%	54.4%
Operating expense:
Selling, general, and administrative expense	53.4%	42.7%	57.1%	44.7%
Marketing expense	20.2%	19.6%	21.0%	22.1%
Total operating expense	73.6%	62.3%	78.1%	66.8%
Loss from operations	(37.5)%	(6.1)%	(35.0)%	(12.4)%
Interest expense	0.0%	(0.1)%	(0.1)%	(0.1)%
Other income (expense)	0.4%	(4.8)%	0.2%	(5.1)%
Loss before provision for income taxes	(37.1)%	(11.0)%	(34.9)%	(17.6)%
Income tax provision	(0.4)%	(0.2)%	(1.5)%	(0.4)%
Net loss	(37.6)%	(11.2)%	(36.4)%	(18.0)%
Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(4.3)%	2.4%	(2.9)%	(0.3)%
Total comprehensive loss	(41.9)%	(8.8)%	(39.3)%	(18.3)%

Allbirds, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$207,294	$288,576
Accounts receivable	5,100	10,978
Inventory	122,297	106,876
Prepaid expenses and other current assets	35,923	37,938
Total current assets	370,614	444,368

Property and equipment—net	47,860	37,955
Other assets	10,059	6,106
Total assets	$428,533	$488,429

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$15,096	$30,726
Accrued expenses and other current liabilities	40,162	46,243
Deferred revenue	3,212	4,187
Total current liabilities	58,470	81,156

Noncurrent liabilities:
Other long-term liabilities	15,743	10,269
Total noncurrent liabilities	15,743	10,269
Total liabilities	74,213	91,425

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred Stock, $0.0001 par value; 20,000,000 shares authorized as of June 30, 2022 and December 31, 2021; zero shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 94,389,961 and 49,016,511 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	9	5
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 54,467,089 and 98,036,009 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	6	10
Additional paid-in capital	546,346	533,709
Accumulated other comprehensive (loss) income	(3,407)	666
Accumulated deficit	(188,634)	(137,386)
Total stockholders’ equity	354,320	397,004

Total liabilities and stockholders’ equity	$428,533	$488,429

Allbirds, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(51,247)	$(21,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,069	4,120
Amortization of debt issuance costs	25	25
Stock-based compensation	8,993	3,926
Inventory write-down	11,641	—
Change in fair value of preferred stock warrant liability	—	5,398
Changes in assets and liabilities:
Accounts receivable	5,695	(83)
Inventory	(27,468)	(13,847)
Prepaid expenses and other current assets	(2,124)	(2,886)
Other assets	(3,839)	—
Accounts payable and accrued expenses	(18,010)	(1,229)
Other long-term liabilities	5,615	2,920
Deferred revenue	(982)	278
Net cash used in operating activities	(64,632)	(22,506)

Cash flows from investing activities:
Purchase of property and equipment	(16,594)	(11,290)
Changes in security deposits	(339)	(638)
Net cash used in investing activities	(16,933)	(11,928)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2,263	1,799
Proceeds from issuance of common stock under the employee stock purchase plan	823	—
Proceeds from the exercise of common stock warrants	—	315
Payments of deferred offering costs	(744)	—
Net cash provided by financing activities	2,342	2,114

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(1,429)	(69)
Net decrease in cash, cash equivalents, and restricted cash	(80,652)	(32,389)
Cash, cash equivalents, and restricted cash—beginning of period	288,576	127,251
Cash, cash equivalents, and restricted cash—end of period	$207,924	$94,862

Supplemental disclosures of cash flow information:
Cash paid for interest	$42	$60
Cash paid for taxes	$1,122	$261
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable	$825	$1,721
Non-cash exercise of common stock warrants	$28	$—
Stock-based compensation included in capitalized internal-use software	$558	$—
Deferred offering costs included in accrued liabilities	$—	$842
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$207,294	$94,862
Restricted cash included in prepaid expenses and other current assets	$630	$—
Total cash, cash equivalents, and restricted cash	$207,924	$94,862

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share, per share amounts, and percentages)
(unaudited)
The following tables present reconciliations of adjusted financial measures with their most directly comparable GAAP measures, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gross profit	$28,191	$38,122	$60,794	$63,948
Inventory write-down expense[2]	11,641	—	11,641	—
Adjusted gross profit	$39,832	$38,122	$72,435	$63,948

Gross margin	36.1%	56.1%	43.1%	54.4%
Inventory write-down expense[2]	14.9%	—%	8.3%	—%
Adjusted gross margin	51.0%	56.1%	51.4%	54.4%

Net loss	$(29,368)	$(7,606)	$(51,247)	$(21,128)
Income tax provision	(342)	(112)	(2,105)	(464)
Loss before provision for income taxes	$(29,026)	$(7,494)	$(49,142)	$(20,664)
Inventory write-down expense[2]	11,641	—	11,641	—
Adjusted income tax provision[3]	(758)	(112)	(1,635)	(464)
Adjusted net loss	$(18,143)	$(7,606)	$(39,136)	$(21,128)

Adjusted net loss attributable to common stockholders, basic and diluted	$(0.12)	$(0.14)	$(0.26)	$(0.39)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	148,646,906	54,408,308	148,088,555	54,152,022

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(29,368)	$(7,606)	$(51,247)	$(21,128)
Add (deduct):
Stock-based compensation expense, including common stock warrant expense	4,838	2,771	9,145	4,529
Depreciation and amortization expense	3,652	2,488	7,111	4,294
Other (income) expense	(338)	3,289	(238)	5,980
Inventory write-down expense	11,641	—	11,641	—
Interest expense	35	36	72	87
Income tax provision	342	112	2,105	464
Adjusted EBITDA	$(9,198)	$1,090	$(21,411)	$(5,774)

2 During the three months ended June 30, 2022, we recognized a non-cash charge of $11.6 million in cost of revenue on the condensed consolidated statements of operations and comprehensive loss, primarily related to a write-down of certain first generation apparel products. Approximately $9.8 million related to finished goods in inventory on our condensed consolidated balance sheet and $1.9 million related to raw materials in prepaid expenses and other current assets on our condensed consolidated balance sheet.
3 The adjusted provision for income taxes is based on our estimated annual effective tax rate of 4.36% as of June 30, 2022. We may adjust our adjusted tax rate as additional information becomes available or events occur which may materially affect this rate, including impacts from the global tax environment, significant changes in our geographic mix, new or amended tax legislation, or changes in our business outlook.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$78,174	$67,905	$140,937	$117,542
Net loss	$(29,368)	$(7,606)	$(51,247)	$(21,128)
Net loss margin	(37.6)%	(11.2)%	(36.4)%	(18.0)%
Adjusted EBITDA	$(9,198)	$1,090	$(21,411)	$(5,774)
Adjusted EBITDA margin	(11.8)%	1.6%	(15.2)%	(4.9)%

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Net Revenue by Primary Geographical Market
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
United States	$59,251	$48,848	$108,195	$85,105
International	18,923	19,057	32,742	32,437
Total net revenue	$78,174	$67,905	$140,937	$117,542

	Store Count by Primary Geographical Market
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
United States	10	11	12	12	15	19	23	27	32
International	10	10	10	10	12	12	12	12	14
Total stores	20	21	22	22	27	31	35	39	46

END OF RELEASE